Exhibit 99.1

PRESS RELEASE

For release: August 9, 2022

Contact:	Media
Stephen W. Ries
Head of Investor Relations
(610) 668-3270
sries@gbli.com

Global Indemnity Group, LLC Reports Second Quarter 2022 Results

•

Farm, Ranch and Stable renewal rights sold for $30.0 million to Everett Cash Mutual to reinsure 100% of the business effective August 8, 2022. Everett Cash Mutual will also purchase American Reliable for book value which is expected to be $10 million at the time of close, which, subject to regulatory approvals and customary closing conditions, is expected to close in or before the first quarter of 2023. Farm, Ranch and Stable is now included in Exited Lines.

•

Growth in Gross Written Premium - An increase of 26.1% and 28.4% in gross written premiums for Continuing Lines for the three and six months ended June 30, 2022, respectively, compared to the corresponding periods in 2021.

•	The combined ratio for Continuing Lines was 95.4% for the six months ended June 30, 2022 (Loss Ratio 58.4% and Expense Ratio 37.0%).

•	Lower Catastrophes – Catastrophe losses for Continuing Lines were $5.4 million in 2022 compared to $11.6 million in 2021.

•

Investment income for the three and six months ended June 30, 2022, was $1.9 million and $8.5 million, respectively, compared to $10.6 million and $20.5 million for the three and six months ended June 30, 2021. One alternative investment negatively impacted investment income $6.0 million and $7.2 million for the three months and six months ended 2022, respectively, compared to the corresponding periods in 2021. This investment was exited early in the third quarter of 2022.

•	On April 15, 2022, the Company prepaid its remaining $130 million of outstanding debt, resulting in a $3.5 million write off of deferred debt costs.

•

Global Indemnity continued to reduce the duration of its fixed income portfolio in response to rising interest rates. The Company has sold approximately $360 million of fixed income securities with maturities of 5 years and greater that had an average yield of 2.3%. These securities were redeployed into corporate and securitized investments. Duration at June 30, 2022 was to 1.7 years compared to duration of 3.0 at December 31, 2021 and book yield on the portfolio increased from 2.2% at December 31, 2021 to 2.7% at June 30, 2022. In reducing duration and increasing yield, GBLI realized losses of $9.9 million for the second quarter of 2022 and realized losses of $35.3 million for the six months ended June 30, 2022.

•

Primarily as a result of substantially shortening the duration of the Company’s fixed income securities in its investment portfolio, the impact of an alternative investment, and the write off related to debt redemption, the Company generated a net loss to shareholders of $12.3 million, or $0.84 per share, for the three months ended June 30, 2022, compared to net income available to shareholders of $6.3 million, or $0.43 per share, for the corresponding period in 2021. Net loss for the six months ended June 30, 2022, was $27.2 million, or $1.87 per share, compared to net income available to shareholders of $11.7 million, or $0.80 per share, for the corresponding period in 2021.

•

Book value decreased $65.3 million from $706.6 million at December 31, 2021 to $641.3 million at June 30, 2022. Book value per share decreased $4.76 from $48.44 at December 31, 2021 to $43.68 at June 30, 2022.

Bala Cynwyd, Pennsylvania, (August 9, 2022) – Global Indemnity Group, LLC (NYSE:GBLI) (the “Company”) today reported adjusted operating income, which excludes realized gains and losses, the results of Exited Lines and the loss on the extinguishment of debt, of $7.3 million for the six months ended June 30, 2022, compared to $11.4 million for the corresponding period in 2021. Adjusted operating income, was $1.8 million for the three months ended June 30, 2022, compared to $8.7 million for the corresponding period in 2021. Net loss available to shareholders for the six months ended June 30, 2022, was $27.2 million compared to net income available to shareholders of $11.7 million for the corresponding period in 2021. Net loss available to shareholders for the three months ended June 30, 2022 was $12.3 million, compared to net income available to shareholders of $6.3 million for the corresponding period in 2021.

Selected Operating and Balance Sheet

(Dollars in millions, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Gross Written Premiums	$196.8	$175.2	$387.8	$338.8
Net Written Premiums	$167.2	$160.7	$326.6	$308.3
Net Earned Premiums	$155.7	$149.4	$304.6	$293.1

Net income (loss) available to shareholders	$(12.3)	$6.3	$(27.2)	$11.7
Net income (loss) from Continuing Lines	$(9.7)	$13.7	$(24.8)	$20.8
Net loss from Exited Lines (1)	$(2.6)	$(7.4)	$(2.4)	$(9.1)
Net income (loss) available to shareholders per share	$(0.84)	$0.43	$(1.87)	$0.80

Adjusted operating income	$1.8	$8.7	$7.3	$11.4
Adjusted operating income per share	$0.12	$0.58	$0.48	$0.76

Combined ratio analysis:
Loss ratio	59.5%	60.9%	58.2%	62.0%
Expense ratio	39.2%	38.3%	38.7%	38.2%

Combined ratio	98.7%	99.2%	96.9%	100.2%

(1)	Underwriting income (loss) from Exited Lines, net of tax.

	As of June 30, 2022	As of March 31, 2022	As of December 31, 2021
Book value per share (1)	$43.68	$45.78	$48.44
Shareholders’ equity (2)	$641.3	$669.7	$706.6
Cash and invested assets (3)	$1,326.5	$1,464.6	$1,532.0

(1)

Net of cumulative Company distributions/dividends to common shareholders totaling $4.50 per share, $4.25 per share and $4.00 per share as of June 30, 2022, March 31, 2022 and December 31, 2021, respectively.

(2)	Shareholders’ equity includes $4 million of series A cumulative fixed rate preferred shares.
(3)	Including receivable/(payable) for securities sold/(purchased).

Global Indemnity Group, LLC’s Business Segment Information for the Three and Six Months Ended June 30, 2022 and 2021

	For the Three Months Ended June 30, 2022
(Dollars in thousands)	Continuing Lines	Exited Lines	Total
Revenues:
Gross written premiums	$156,191	$40,632	$196,823

Net written premiums	$147,565	$19,593	$167,158
Net earned premiums	$133,768	$21,981	$155,749
Other income (loss)	199	(25)	174

Total revenues	133,967	21,956	155,923

Losses and Expenses:
Net losses and loss adjustment expenses	78,523	14,095	92,618
Acquisition costs and other underwriting expenses	50,591	10,507	61,098

Income (loss) from segments	$4,853	$(2,646)	$2,207

Combined ratio analysis:
Loss ratio	58.7%	64.1%	59.5%
Expense ratio	37.8%	47.8%	39.2%

Combined ratio	96.5%	111.9%	98.7%

	For the Three Months Ended June 30, 2021
(Dollars in thousands)	Continuing Lines	Exited Lines	Total
Revenues:
Gross written premiums	$123,893	$51,343	$175,236
Net written premiums	$116,134	$44,519	$160,653

Net earned premiums	$100,026	$49,382	$149,408
Other income	222	290	512

Total revenues	100,248	49,672	149,920

Losses and Expenses:
Net losses and loss adjustment expenses	54,269	36,669	90,938
Acquisition costs and other underwriting expenses	36,775	20,438	57,213

Income (loss) from segments	$9,204	$(7,435)	$1,769

Combined ratio analysis:
Loss ratio	54.3%	74.2%	60.9%
Expense ratio	36.8%	41.4%	38.3%

Combined ratio	91.1%	115.6%	99.2%

	For the Six Months Ended June 30, 2022
(Dollars in thousands)	Continuing Lines	Exited Lines	Total
Revenues:
Gross written premiums	$301,902	$85,904	$387,806
Net written premiums	$287,323	$39,317	$326,640

Net earned premiums	$260,494	$44,078	$304,572
Other income	438	175	613

Total revenues	260,932	44,253	305,185

Losses and Expenses:
Net losses and loss adjustment expenses	152,033	25,280	177,313
Acquisition costs and other underwriting expenses	96,457	21,333	117,790

Income (loss) from segments	$12,442	$(2,360)	$10,082

Combined ratio analysis:
Loss ratio	58.4%	57.4%	58.2%
Expense ratio	37.0%	48.4%	38.7%

Combined ratio	95.4%	105.8%	96.9%

	For the Six Months Ended June 30, 2021
(Dollars in thousands)	Continuing Lines	Exited Lines	Total
Revenues:
Gross written premiums	$235,178	$103,616	$338,794
Net written premiums	$220,257	$88,079	$308,336

Net earned premiums	$195,516	$97,592	$293,108
Other income	410	510	920

Total revenues	195,926	98,102	294,028
Losses and Expenses:
Net losses and loss adjustment expenses	114,934	66,787	181,721
Acquisition costs and other underwriting expenses	71,606	40,371	111,977

Income (loss) from segments	$9,386	$(9,056)	$330

Combined ratio analysis:
Loss ratio	58.8%	68.4%	62.0%
Expense ratio	36.6%	41.4%	38.2%

Combined ratio	95.4%	109.8%	100.2%

About Global Indemnity Group, LLC and its subsidiaries

Global Indemnity Group, LLC (NYSE:GBLI), through its several direct and indirect wholly owned subsidiary insurance companies, provides both admitted and non-admitted specialty property and specialty casualty insurance coverages and individual policyholder coverages in the United States, as well as reinsurance worldwide. Global Indemnity Group, LLC’s Continuing Lines segments are Commercial Specialty and Reinsurance Operations. The Exited Lines segment is comprised of business which the Company has decided it will no longer write.

Forward-Looking Information

The forward-looking statements contained in this press release1 do not address a number of risks and uncertainties including COVID-19. Investors are cautioned that Global Indemnity’s actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. These statements are based on estimates and information available to us at the time of this press release. All forward-looking statements in this press release are based on information available to Global Indemnity as of the date hereof. Please see Global Indemnity’s filings with the Securities and Exchange Commission for a discussion of risks and uncertainties which could impact the Company and for a more detailed explication regarding forward-looking statements. Global Indemnity does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

[1]	Disseminated pursuant to the “safe harbor” provisions of Section 21E of the Security Exchange Act of 1934.

Selected Financial Data for the Three Months Ended June 30, 2022:

•

Gross written premiums, net written premiums, and net earned premiums excluding the Exited Lines (“Continuing Lines”), increased 26.1%, 27.1% and 33.7%, respectively. Consolidated gross written premiums, net written premiums, and net earned premiums increased 12.3%, 4.0%, and 4.2%, respectively.

•	Underwriting income/(loss) – For the Continuing Lines business, underwriting income was $4.9 million in 2022 compared to $9.2 million in 2021.

•	Excluding prior year development, underwriting income (loss) from Continuing Lines was $3.9 million compared to $8.7 million in 2021.

•	Consolidated underwriting income / (loss) was $2.2 million in 2022 compared to $1.8 million in 2021.

•

Investment income – $1.9 million in 2022 compared to $10.6 million in 2021. The decrease was primarily due to decreased returns from alternative investments and a decrease in dividend income as a result of the liquidation of the Company’s common stock portfolio during the first quarter of 2022.

•

Realized gains/(losses) – ($9.9) million in 2022 compared to $3.8 million in 2021. Realized losses in 2022 were primarily due to the Company selling certain securities to offset anticipated rising interest rates by shortening duration and accelerating future maturities.

•	Book value per share – Decrease of $2.10 per share mainly due to rising interest rates. In addition to realized losses, shareholders’ equity includes $13.9 million of net after-tax unrealized losses.

•	Tax expense/(benefit) – ($0.6) million tax benefit in 2022 compared to $0.8 million tax expense in 2021.

Selected Financial Data for the Six Months Ended June 30, 2022:

•

Gross written premiums, net written premiums, and net earned premiums excluding the Exited Lines (“Continuing Lines”), increased 28.4%, 30.4% and 33.2%, respectively. Consolidated gross written premiums, net written premiums, and net earned premiums increased 14.5%, 5.9%, and 3.9%, respectively.

•	Underwriting income/(loss) – For the Continuing Lines business, underwriting income (loss) was $12.4 million in 2022 compared to $9.4 million in 2021.

•	Excluding prior year development, underwriting income (loss) from Continuing Lines was $11.8 million compared to $6.2 million in 2021.

•	Consolidated underwriting income was $10.1 million in 2022 compared to $0.3 million in 2021.

•

Investment income – $8.5 million in 2022 compared to $20.5 million in 2021. The decrease was primarily due to decreased returns from alternative investments and a decrease in dividend income as a result of the liquidation of the Company’s common stock portfolio during the first quarter of 2022.

•

Realized gains/(losses) – ($35.3) million in 2022 compared to $7.7 million in 2021. Realized losses in 2022 were primarily due to the Company selling certain securities to offset anticipated rising interest rates by shortening duration and accelerating future maturities.

•	Book value per share – Decrease of $4.76 per share mainly due to rising interest rates. In addition to realized losses, shareholders’ equity includes $33.0 million of net after-tax unrealized losses.

•	Tax expense/(benefit)– ($4.0) million tax benefit in 2022 compared to $0.6 million tax expense in 2021.

Global Indemnity Group, LLC’s Gross Written and Net Written Premiums Results by Segment for the Three and Six Months Ended June 30, 2022 and 2021

	Three Months Ended June 30,
	Gross Written Premiums			Net Written Premiums
	2022	2021	% Change	2022	2021	% Change
Commercial Specialty	$109,797	$99,406	10.5%	$101,171	$91,647	10.4%
Reinsurance Operations	46,394	24,487	89.5%	46,394	24,487	89.5%

Continuing Lines	156,191	123,893	26.1%	147,565	116,134	27.1%
Exited Lines	40,632	51,343	(20.9%)	19,593	44,519	(56.0%)

Total	$196,823	$175,236	12.3%	$167,158	$160,653	4.0%

	Six Months Ended June 30,
	Gross Written Premiums			Net Written Premiums
	2022	2021	% Change	2022	2021	% Change
Commercial Specialty	$214,063	$188,740	13.4%	$199,484	$173,819	14.8%
Reinsurance Operations	87,839	46,438	89.2%	87,839	46,438	89.2%

Continuing Lines	301,902	235,178	28.4%	287,323	220,257	30.4%
Exited Lines	85,904	103,616	(17.1%)	39,317	88,079	(55.4%)

Total	$387,806	$338,794	14.5%	$326,640	$308,336	5.9%

Commercial Specialty: Gross written premiums and net written premiums increased 10.5% and 10.4%, respectively, for the three months ended June 30, 2022 as compared to the same period in 2021. Gross written premiums and net written premiums increased 13.4% and 14.8%, respectively, for the six months ended June 30, 2022 as compared to the same period in 2021. The growth in gross written premiums and net written premiums was primarily driven by organic growth in existing programs, increased pricing, and several new programs.

Reinsurance Operations: Gross written premiums and net written premiums both increased 89.5% for the three months ended June 30, 2022 as compared to the same period in 2021. Gross written premiums and net written premiums both increased 89.2% for the six months ended June 30, 2022 as compared to the same period in 2021. The growth in gross written premiums and net written premiums was primarily due to organic growth of existing casualty treaties.

Exited Lines: Gross written premiums and net written premiums decreased 20.9% and 56.0%, respectively, for the three months ended June 30, 2022 as compared to the same period in 2021. Gross written premiums and net written premiums decreased 17.1% and 55.4%, respectively, for the six months ended June 30, 2022 as compared to the same period in 2021. The decrease in gross written premiums and net written premiums was primarily due to exiting lines of business unrelated to the Company’s continuing businesses.

Global Indemnity Group, LLC’s Combined Ratio for the Three and Six Months Ended June 30, 2022 and 2021

For the Continuing Lines business, the combined ratio was 96.5% for the three months ended June 30, 2022, (Loss Ratio 58.7% and Expense Ratio 37.8%) as compared to 91.1% (Loss Ratio 54.3% and Expense Ratio 36.8%) for the three months ended June 30, 2021. The consolidated combined ratio was 98.7% for the three months ended June 30, 2022, (Loss Ratio 59.5% and Expense Ratio 39.2%) as compared to 99.2% (Loss Ratio 60.9% and Expense Ratio 38.3%) for the three months ended June 30, 2021.

•

For the continuing lines business, the accident year casualty loss ratio increased by 0.6 points to 60.0% in 2022 from 59.4% in 2021. The consolidated accident year casualty loss ratio increased by 0.2 points to 59.1% in 2022 from 58.9% in 2021. This increase in the continuing lines and the consolidated accident year casualty loss ratio is primarily due to a change in the mix of business.

•

For the continuing lines business, the accident year property loss ratio increased by 11.6 points to 57.9% in 2022 from 46.3% in 2021. The consolidated accident year property loss ratio increased by 11.2 points to 66.8% in 2022 from 55.6% in 2021. The increase in the continuing lines and the consolidated accident year property loss ratio is primarily due to higher non-catastrophe claims severity.

For the Continuing Lines business, the combined ratio was 95.4% for the six months ended June 30, 2022, (Loss Ratio 58.4% and Expense Ratio 37.0%) as compared to 95.4% (Loss Ratio 58.8% and Expense Ratio 36.6%) for the six months ended June 30, 2021. The consolidated combined ratio was 96.9% for the six months ended June 30, 2022, (Loss Ratio 58.2% and Expense Ratio 38.7%) as compared to 100.2% (Loss Ratio 62.0% and Expense Ratio 38.2%) for the six months ended June 30, 2021.

•

For the continuing lines business, the accident year casualty loss ratio increased by 0.5 points to 59.3% in 2022 from 58.8% in 2021. The consolidated accident year casualty loss ratio increased by 0.5 points to 58.8% in 2022 from 58.3% in 2021. This increase in the continuing lines and the consolidated accident year casualty loss ratio is primarily due to a change in the mix of business.

•

For the continuing lines business, the accident year property loss ratio improved by 6.2 points to 56.9% in 2022 from 63.1% in 2021. The consolidated accident year property loss ratio improved by 0.6 points to 63.3% in 2022 from 63.9% in 2021. The improvement in the continuing lines and the consolidated accident year property loss ratio is primarily due to lower catastrophe claims frequency.

###

Note: Tables Follow

GLOBAL INDEMNITY GROUP, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Gross written premiums	$196,823	$175,236	$387,806	$338,794
Ceded written premiums	(29,665)	(14,583)	(61,166)	(30,458)

Net written premiums	$167,158	$160,653	$326,640	$308,336

Net earned premiums	$155,749	$149,408	$304,572	$293,108
Net investment income	1,930	10,633	8,522	20,469
Net realized investment gains (losses)	(9,916)	3,833	(35,301)	7,652
Other income	97	521	523	898

Total revenues	147,860	164,395	278,316	322,127

Net losses and loss adjustment expenses	92,618	90,938	177,313	181,721
Acquisition costs and other underwriting expenses	61,098	57,213	117,790	111,977
Corporate and other operating expenses	2,993	6,329	7,653	10,605
Interest expense	410	2,696	3,005	5,291
Loss on extinguishment of debt	3,529	—	3,529	—

Income (loss) before income taxes	(12,788)	7,219	(30,974)	12,533
Income tax expense (benefit)	(626)	844	(4,039)	641

Net income (loss)	(12,162)	6,375	(26,935)	11,892

Less: Preferred stock distributions	110	110	220	220

Net income (loss) available to common shareholders	$(12,272)	$6,265	$(27,155)	$11,672

Per share data:
Net income (loss) available to common shareholders
Basic	$(0.84)	$0.43	$(1.87)	$0.81
Diluted (1)	$(0.84)	$0.43	$(1.87)	$0.80
Weighted-average number of shares outstanding
Basic	14,543	14,412	14,529	14,397
Diluted (1)	14,543	14,682	14,529	14,651
Cash distributions declared per common share	$0.25	$0.25	$0.50	$0.50

Combined ratio analysis: (2)
Loss ratio	59.5%	60.9%	58.2%	62.0%
Expense ratio	39.2%	38.3%	38.7%	38.2%

Combined ratio	98.7%	99.2%	96.9%	100.2%

(1)	For the three and six months ended June 30, 2022, “weighted-average shares outstanding – basic” was used to calculate “diluted earnings per share” due to a net loss for each period.
(2)

The loss ratio, expense ratio and combined ratio are GAAP financial measures that are generally viewed in the insurance industry as indicators of underwriting profitability. The loss ratio is the ratio of net losses and loss adjustment expenses to net earned premiums. The expense ratio is the ratio of acquisition costs and other underwriting expenses to net earned premiums. The combined ratio is the sum of the loss and expense ratios.

GLOBAL INDEMNITY GROUP, LLC

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	(Unaudited) June 30, 2022	December 31, 2021
ASSETS
Fixed Maturities:
Available for sale, at fair value
(amortized cost: 2022 - $1,151,195 and 2021 - $1,193,746; net of allowance for expected credit losses of: $0 in 2022 and 2021)	$1,118,129	$1,201,866
Equity securities, at fair value	17,870	99,978
Other invested assets	140,197	152,651

Total investments	1,276,196	1,454,495

Cash and cash equivalents	59,842	78,278
Premium receivables, net of allowance for expected credit losses of $2,919 at June 30, 2022 and $2,996 at December 31, 2021	161,959	128,444
Reinsurance receivables, net of allowance for expected credit losses of $8,992 at June 30, 2022 and December 31, 2021	104,064	99,864
Funds held by ceding insurers	23,906	27,958
Deferred federal income taxes	49,671	37,329
Deferred acquisition costs	70,089	60,331
Intangible assets	20,068	20,261
Goodwill	5,398	5,398
Prepaid reinsurance premiums	51,538	53,494
Lease right of use assets	15,040	16,051
Other assets	24,008	30,906

Total assets	$1,861,779	$2,012,809

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$804,661	$759,904
Unearned premiums	336,677	316,566
Ceded balances payable	14,755	35,340
Payable for securities purchased	9,564	794
Contingent commissions	6,328	7,903
Debt	—	126,430
Lease liabilities	17,912	19,079
Other liabilities	30,602	40,172

Total liabilities	1,220,499	1,306,188

Shareholders’ equity:
Series A cumulative fixed rate preferred shares, $1,000 par value; 100,000,000 shares authorized, shares issued and outstanding: 4,000 and 4,000 shares, respectively, liquidation preference: $1,000 and $1,000 per share, respectively	4,000	4,000
Common shares: no par value; 900,000,000 common shares authorized; class A common shares issued: 10,675,757 and 10,574,589, respectively; class A common shares outstanding:10,642,307 and 10,557,093, respectively; class B common shares issued and outstanding: 3,947,206 and 3,947,206, respectively	—	—
Additional paid-in capital (1)	450,052	447,406
Accumulated other comprehensive income, net of taxes	(26,625)	6,404
Retained earnings (1)	214,757	249,301
Class A common shares in treasury, at cost: 33,450 and 17,496 shares, respectively	(904)	(490)

Total shareholders’ equity	641,280	706,621

Total liabilities and shareholders’ equity	$1,861,779	$2,012,809

(1)	Since the Company’s initial public offering in 2003, the Company has returned $554 million to shareholders, including $488 million in share repurchases and $66 million in dividends/distributions.

GLOBAL INDEMNITY GROUP, LLC

SELECTED INVESTMENT DATA

(Dollars in millions)

	Market Value as of
	(Unaudited) June 30, 2022	December 31, 2021
Fixed maturities	$1,118.1	$1,201.9
Cash and cash equivalents	59.8	78.3

Total bonds and cash and cash equivalents	1,177.9	1,280.2
Equities and other invested assets	158.1	252.6

Total cash and invested assets, gross	1,336.0	1,532.8
Payable for securities purchased	(9.5)	(0.8)

Total cash and invested assets, net	$1,326.5	$1,532.0

	Total Investment Return (1)
	For the Three Months Ended June 30, (unaudited)		For the Six Months Ended June 30, (unaudited)
	2022	2021	2022	2021
Net investment income	$1.9	$10.6	$8.5	$20.4

Net realized investment gains (losses)	(9.9)	3.8	(35.3)	7.7
Net unrealized investment gains (losses)	(17.5)	11.3	(41.3)	(18.9)

Net realized and unrealized investment return	(27.4)	15.1	(76.6)	(11.2)

Total investment return	$(25.5)	$25.7	$(68.1)	$9.2

Average total cash and invested assets	$1,395.5	$1,452.8	$1,429.2	$1,463.0

Total investment return %	(1.8%)	1.8%	(4.8%)	0.6%

(1)	Amounts in this table are shown on a pre-tax basis.

GLOBAL INDEMNITY GROUP, LLC

SUMMARY OF ADJUSTED OPERATING INCOME

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Adjusted operating income, net of tax	$1,827	$8,686	$7,257	$11,419

Adjustments:
Underwriting loss from Exited Lines, net of tax	(2,090)	(5,874)	(1,864)	(7,154)

Adjusted operating income (loss) including Exited Lines, net of tax (1)	(263)	2,812	5,393	4,265

Net realized investment gains (losses)	(8,370)	3,563	(28,799)	7,627
Loss on extinguishment of debt	(3,529)	—	(3,529)	—

Net income (loss)	$(12,162)	$6,375	$(26,935)	$11,892

Weighted average shares outstanding – basic	14,543	14,412	14,529	14,397

Weighted average shares outstanding – diluted	14,749	14,682	14,728	14,651

Adjusted operating income per share – basic (2)	$0.12	$0.60	$0.48	$0.78

Adjusted operating income per share – diluted (2)	$0.12	$0.58	$0.48	$0.76

(1)

Adjusted operating income (loss) including Exited Lines, net of tax, excludes preferred shareholder distributions of $0.11 million for both the three months ended June 30, 2022 and 2021 and $0.22 million for both the six months ended June 30, 2022 and 2021.

(2)

The adjusted operating income (loss) per share calculation is net of preferred shareholder distributions of $0.11 million for both the three months ended June 30, 2022 and 2021 and $0.22 million for both the six months ended June 30, 2022 and 2021.

Note Regarding Adjusted Operating Income

Adjusted operating income, a non-GAAP financial measure, is equal to net income (loss) excluding after-tax net realized investment gains (losses) and other unique charges not related to operations. Adjusted operating income is not a substitute for net income (loss) determined in accordance with GAAP, and investors should not place undue reliance on this measure.